Consent of Independent Accountants


The Board of Directors
Worldbridge Broadband Services, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 2-95959, 33-27440, 33-35208, 33-66590, 333-65805, 333-02505, 333-89067 and
333-30982) on Form S-8 and (Nos. 333-82697, 333-87909, 333-90011 and 333-90589)
on Form S-3 of C-COR.net Corp. of our report dated February 18, 2000, with respect to the balance sheets of Worldbridge Broadband Services, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the Form 8-K/A of C-COR.net Corp. dated February 18, 2000.


/s/ KPMG LLP
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KPMG LLP


Denver, Colorado
March 14, 2000